Exhibit 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

January 29, 2013	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
 RECORD EARNINGS FOR 2012

Ellwood City, Pennsylvania, January 29, 2013 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $1.03 per diluted share on net income of $14.9 million for the year ended December 31, 2012, which represents a 1.0% increase in net income per diluted share as compared to earnings of $1.02 per diluted share on net income of $14.9 million for the year ended December 31, 2011. The Company’s return on average assets and return on average equity were 0.76% and 7.82%, respectively, for the year ended December 31, 2012 compared to 0.76% and 8.40%, respectively, for the year ended December 31, 2011.

For the three months ended December 31, 2012, the Company announced earnings of $0.24 per diluted share on net income of $3.5 million, which represents a 14.3% increase in net income per diluted share as compared to earnings of $0.21 per diluted share on net income of $3.0 million for the quarter ended December 31, 2011.  The Company’s annualized return on average assets and return on average equity were 0.72% and 7.13%, respectively, for the quarter ended December 31, 2012 compared to 0.61% and 6.65%, respectively, for the quarter ended December 31, 2011.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the record earnings for the year ended December 31, 2012. These results make 2012 the fourth consecutive year that the Company has reported record earnings.”  Ms. Zuschlag continued, “2012 continued to present challenges to ESB Bank and the entire banking industry. As interest rates remained low, bank’s experienced more pressure to their net interest margins. We experienced a slight decrease in our net interest margin to 2.62% at December 31, 2012 from 2.67% at December 31, 2011. The effect to the margin was mitigated by our overall deposit growth for the year of $21.7 million, or 1.9%, when compared to December 31, 2011. This growth, consisting primarily of low cost core deposits, combined with a decrease to borrowed funds of approximately $76.0 million, or 12.5%, when compared to December 31, 2011, has fueled the improvement to our cost of funds which decreased 33 basis points to 1.67% when compared to 2.00% for the year ended December 31, 2011 and has contributed towards our ability to manage the net interest margin.” Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue investment and growth opportunities that will provide a sound investment return to our shareholders. These opportunities include the review of our own operations and attempting to increase efficiencies where possible, such as the recent decision to close two of our offices in early 2013.”

Consolidated net income for the years ended December 31, 2012 and 2011 was $14.9 million. Noninterest income increased $3.0 million, or 70.1%, and the provision for loan losses and provision for income taxes decreased $30,000, or 2.7%, and $144,000, or 4.3%, respectively. These increases to income were offset by a decrease to net interest income of $975,000, or 2.2%, and increases to noninterest expense and net income attributable to the noncontrolling interest of $2.2 million, or 7.9%, and $8,000, or 0.9%, respectively.

Press Release

January 29, 2013

Consolidated net income for the quarter ended December 31, 2012 increased $501,000, or 16.7%, to $3.5 million from $3.0 million, as compared to the quarter ended December 31, 2011. This increase was the result of an increase in noninterest income of $2.5 million and a decrease in the provision for loan losses of $80,000, or 24.2%, partially offset by a decrease in net interest income of $625,000, or 5.7% and increases in noninterest expense, provision for income taxes and net income attributable to the noncontrolling interest of $663,000, or 9.3%, $486,000, or 154.8% and $290,000, or 295.9%, respectively.

The increase to noninterest income for the quarter ended December 31, 2012 was primarily due to impairment charges on real estate joint ventures, investment securities and derivatives of approximately $1.5 million, $364,000 and $148,000, respectively, taken during the quarter ended December 31, 2011, while impairment charges taken on real estate joint ventures and derivatives were approximately $61,000 and, $11,000 during the quarter ended December 31, 2012.

The Company’s consolidated total assets decreased $37.2 million, or 1.9%, to $1.93 billion at December 31, 2012, from $1.96 billion at December 31, 2011.  Securities decreased $19.3 million, or 1.7%, to $1.1 billion and cash and cash equivalents decreased $23.8 million, or 61.2%, to $15.1 million, while net loans receivable increased $23.2 million, or 3.6%, to $672.1 million. Total liabilities decreased $52.9 million, or 2.9%, to $1.7 billion at December 31, 2012. Deposits increased $21.6 million, or 1.9%, to $1.2 billion at December 31, 2012 while borrowed funds decreased $76.0 million, or 12.5%, to $530.9 million.

Total stockholders’ equity was $194.8 million or 10.11% of total assets, and book value per share was $13.34 at December 31, 2012 compared to $179.1 million or 9.11% of total assets, and book value per share of $12.34 at December 31, 2011.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 17, 2013 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

January 29, 2013

ESB FINANCIAL CORPORATION AND SUBSIDIARIES Financial Highlights Unaudited
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Twelve Months		Three Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011

Interest income	$ 72,512	$ 79,227	$ 17,109	$ 19,256
Interest expense	29,400	35,140	6,778	8,300

Net interest income	43,112	44,087	10,331	10,956
Provision for loan losses	1,100	1,130	250	330
Net interest income after provision for
loan losses	42,012	42,957	10,081	10,626
Noninterest income	7,324	4,306	2,426	(59)
Noninterest expense	30,278	28,062	7,817	7,154
Income before provision for income taxes	19,058	19,201	4,690	3,413
Provision for income taxes	3,236	3,380	800	314
Net income	15,822	15,821	3,890	3,099
Less: Net income attributable to noncontrolling interest	919	911	388	98
Net income attributable to ESB Financial Corporation	$ 14,903	$ 14,910	$ 3,502	$ 3,001

Net Income per share:
Basic	$1.04	$1.03	$0.24	$0.21
Diluted	$1.03	$1.02	$0.24	$0.21

Net Interest Margin	2.62%	2.67%	2.56%	2.64%
Annualized return on average assets	0.76%	0.76%	0.72%	0.61%
Annualized return on average equity	7.82%	8.40%	7.13%	6.65%

FINANCIAL CONDITION DATA:
			12/31/12	12/31/11

Total assets			$ 1,927,614	$ 1,964,791
Cash and cash equivalents			15,064	38,848
Total investment securities			1,110,776	1,130,116
Loans receivable, net			672,086	648,921
Customer deposits			1,178,057	1,156,410
Borrowed funds (includes subordinated debt)			530,949	606,960
Stockholders' equity			194,800	179,075
Book value per share			$13.34	$12.34

Average equity to average assets			9.67%	9.08%
Allowance for loan losses to loans receivable			0.97%	0.98%
Non-performing assets to total assets			0.52%	0.88%
Non-performing loans to total loans			1.07%	2.00%